For additional information, contact:

Joseph Stegmayer Chairman and CEO Phone: 602.256.6263 joes@cavco.com

On the Internet:
www.cavco.com

News Release

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES, INC. REPORTS SECOND QUARTER RESULTS

PHOENIX, AZ — (October 22, 2003) — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for its second quarter ended September 30, 2003. Effective June 30, 2003, all of the outstanding stock of Cavco was distributed as a tax-free dividend to Centex Corporation shareholders of record on June 12, 2003 at the rate of 0.05 shares of Cavco common stock for each Centex share held on that date. The total number of Cavco shares distributed was 3,091,399.

     Net sales for the second quarter of fiscal 2004 increased 9% to $30,820,000 compared with $28,322,000 last year.

     Net income increased to $1,133,000 for the second quarter this year compared with $778,000 a year ago which did not include any income tax expense. Including proforma income tax expense, net income for the second quarter of last year was $467,000. Net income per share was $0.36 for the second quarter of this year based on actual outstanding shares of 3,146,495 versus proforma net income per share of $0.15 for last year based on the 3,091,399 shares distributed by Centex on June 30, 2003.

     Income from continuing operations before income taxes for the second quarter of this year was $1,888,000, including a $300,000 charge for accrued lease costs related to vacated office space, compared with $1,980,000 for the second quarter last year. Income from continuing operations after tax was $1,133,000 or $0.36 per share versus $1,188,000 or $0.38 per share for last year assuming a proforma income tax provision.

     Net sales for the first six months of fiscal 2004 increased 11% to $60,335,000 compared with $54,529,000 in the year earlier period. Net income was $2,703,000 for the first six months of this year compared with $1,253,000 a year ago.

     Income from continuing operations before taxes was $3,531,000 for the first six months of this year compared with $3,467,000 for the same period last year. Assuming a proforma income tax provision using an estimated effective tax rate of 40%, proforma income from continuing operations after tax was $2,119,000 for the first six months compared with $2,080,000 for the same period last year. On a per-share basis, incorporating current shares outstanding for the current period and the number of shares distributed by Centex for last year, proforma net income per share from continuing operations after tax was $0.68 for the first the first six months of fiscal year 2004 versus $0.67 for the six months ended September 30, 2002

     Commenting on the results, Joseph Stegmayer, President and Chief Executive Officer, said, “We are pleased with these operating results considering the ongoing challenges facing the industry. Increasing sales in this environment reflects the energy of our people and the quality of our product. As we enter the seasonally slow third quarter, industry conditions remain difficult. Over capacity in manufacturing and retailing and insufficient consumer lending availability still exist within the industry. Recent sharp price increases in raw materials, particularly lumber and wood products, began to adversely impact our profit margins in the second quarter and no immediate relief is in site.”

     Stegmayer continued, “The current environment makes forecasting very challenging. Accordingly, we will not make a forecast for the third quarter, other than that we expect to remain profitable during the period.”

     Addressing Cavco’s financial position, Sean Nolen, Vice President and Chief Financial Officer, noted Cavco has in excess of $21 million in cash on hand and that documentation was finalized for a $15 million revolving credit facility with Bank One N.A. which was in place at September 30, 2003. Cavco has no outstanding borrowings on this credit facility.

     Cavco Industries, Inc., headquartered in Phoenix, Arizona, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The company is also the largest producer of park model homes in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry; competition, our ability to maintain relationships with retailers, availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filing with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

(more)

CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	September 30,
	2003	2003

		(Unaudited)
ASSETS
Current assets
Cash	$—	$21,290
Restricted cash	2,275	1,847
Accounts receivable	5,264	5,438
Inventories	6,861	7,884
Prepaid expenses and other current assets	640	958
Deferred income taxes	—	5,600
Receivable from Centex	12,224	—
Retail assets held for sale	7,841	5,089

Total current assets	35,105	48,106

Property, plant and equipment, at cost:
Land	2,330	2,330
Buildings and improvements	4,914	4,998
Machinery and equipment	6,458	6,396

	13,702	13,724
Accumulated depreciation	(4,541)	(5,021)

	9,161	8,703

Goodwill	67,346	67,346

Total assets	$111,612	$124,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,250	$4,675
Accrued liabilities	16,016	17,975

Total current liabilities	19,266	22,650

Deferred income taxes		6,844
Commitments and contingencies
Stockholders’ equity
Preferred Stock, $.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized; Outstanding 3,091,399 (proforma March 31, 2003) and 3,146,495 (September 30, 2003) shares, respectively	31	31
Additional paid-in capital	120,030	120,330
Unamortized value of restricted stock	—	(688)
Accumulated deficit	(27,715)	(25,012)

Total stockholders’ equity	92,346	94,661

Total liabilities and stockholders’ equity	$111,612	$124,155

(more)

CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net sales	$28,322	$30,820	$54,529	$60,335
Cost of sales	23,279	25,526	44,806	49,740

Gross profit	5,043	5,294	9,723	10,595
Selling, general and administrative expenses	2,961	3,454	6,045	7,139

Income from operations	2,082	1,840	3,678	3,456
Interest income (expense)	(102)	48	(211)	75

Income from continuing operations before income taxes	1,980	1,888	3,467	3,531
Income tax expense	—	(755)	—	(755)

Income from continuing operations	1,980	1,133	3,467	2,776
Discontinued operations:
Loss from discontinued manufacturing operations	(237)	—	(491)	—
Loss from discontinued retail operations	(965)	—	(1,723)	(73)

Net Income	$778	$1,133	$1,253	$2,703

Net income per share		$0.36		$0.87

Weighted average shares outstanding (basic and diluted)		3,146,495		3,118,947

Proforma financial information:
Income from continuing operations before income taxes	$1,980		$3,467	$3,531
Proforma income tax expense	(792)		(1,387)	(1,412)

Proforma income from continuing operations	1,188		2,080	2,119
Proforma loss from discontinued operations, net of proforma taxes	(721)		(1,328)	(44)

Proforma net income	$467		$752	$2,075

Proforma net income (loss) per share:
Continuing operations (basic and diluted)	$0.38		$0.67	$0.68
Discontinued operations (basic and diluted)	(0.23)		(0.43)	(0.01)

Net income (basic and diluted)	$0.15		$0.24	$0.67

Proforma weighted average shares outstanding (basic and diluted)	3,091,399		3,091,399	3,118,947

(more)

CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data — Continuing Operations
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net sales
Manufacturing	$26,497	$28,756	$51,921	$57,377
Retail	3,664	4,421	7,672	8,450
Less: Intercompany	(1,839)	(2,357)	(5,064)	(5,492)

Net Sales	$28,322	$30,820	$54,529	$60,335

Floor shipments — manufacturing	1,457	1,482	2,876	3,001

Average sales price per floor — manufacturing	$18,186	$19,404	$18,053	$19,119

Home shipments — manufacturing	839	850	1,651	1,734

Average sales price per home — manufacturing	$31,582	$33,831	$31,448	$33,089

Home shipments — retail	70	60	148	112

Average sales price per home — retail	$52,343	$73,683	$51,838	$75,446

Capital expenditures	$100	$118	$176	$145

Depreciation	$283	$300	$579	$604

Explanatory Notes

(1)	Effective June 30, 2003, Cavco Industries, LLC (“Cavco LLC”) was merged into Cavco Industries, Inc. (“Cavco Inc.”) and 100% of the outstanding shares of common stock of Cavco Inc. were distributed to the stockholders of Centex Corporation (“Centex”), Cavco LLC’s parent company. Subsequent to this distribution, Cavco Inc. became a separate public company. The stockholders’ equity section of the balance sheet has been presented assuming the merger of Cavco LLC into Cavco Inc. had occurred as of March 31, 2003 and 3,091,399 shares of common stock of Cavco Inc. were issued and outstanding.

(2)	Prior to June 30, 2003, Cavco LLC was incorporated into the consolidated Federal income tax returns of Centex. Therefore, income taxes are not provided for prior to June 30, 2003. Proforma income tax expense is calculated assuming a 40% effective tax rate. In anticipation of the distribution described above, proforma tax amounts have been presented on the face of the consolidated statement of operations as if Cavco Inc. was a stand-alone taxable entity for the periods prior to June 30, 2003. As a stand-alone taxable entity, the deferred taxes associated with its assets and liabilities have been allocated to Cavco Inc. by Centex and recorded in its financial statements as of June 30, 2003.

###